Exhibit 99.1

News Release
Draft

Media Contacts:
Mark Brender	Amy Shanks
GeoEye	LeGrand Hart for GeoEye
(703) 480-9562	(303) 298-8470 ext. 273
brender.mark@geoeye.com	ashanks@legrandhart.com
GeoEye Makes Final Debt Payment
for the purchase of Space Imaging
$50 million Debt Repaid within 12 months with Excess Cash Flow
     DULLES, Va., Feb. 5, 2007 – GeoEye, the world’s largest operator of commercial imaging satellites (Nasdaq:GEOY), announced today the final payment on the $50 million credit facility that it drew down in January 2006 to fund the acquisition of the assets of Colorado-based Space Imaging. While the two and one-half year facility did not have an amortization repayment schedule, it was structured to be repaid from excess cash flow generated by the assets purchased from Space Imaging. Given the performance of the operation, the company has been able to repay this facility with cash flow generated within calendar year 2006. In conjunction with this repayment, the preferred stock that was issued in connection with the loan will be cancelled.
     Matt O’Connell, GeoEye’s president and chief executive officer said, “Our board of directors and executive team are very pleased that the company’s and our employees’ performance have enabled us to repay this loan in such a short period of time - just about a year after the completion of the Space Imaging acquisition.”
     “After completing the Nasdaq listing last fall and repaying this debt, the company is now positioned to seek new opportunities and growth,” stated Henry Dubois, GeoEye’s executive vice president and chief financial officer.
     Bill Schuster, GeoEye’s chief operating officer said, “The integration of Space Imaging is complete and the team is now in place across all of our operational locations to support GeoEye-1 when launched later this year. The IKONOS satellite, its 255 million square kilometer archive, and, most importantly the top-notch employees were a terrific investment from which we continue to find value,” he said.
About GeoEye
Headquartered in Dulles, Va., GeoEye is the world’s largest operator of commercial imaging satellites. GeoEye was formed as a result of ORBIMAGE’s acquisition of Space Imaging in January 2006. The company is the premier provider of geospatial data, information and value-added products for the national security community, strategic partners, resellers and commercial customers. GeoEye operates a constellation of three Earth imaging satellites – OrbView-2, OrbView-3 and IKONOS – and possesses an international network of regional ground stations, a robust image archive, and advanced geospatial imagery processing capabilities. The company was listed on Nasdaq in September 2006. GeoEye maintains a comprehensive Quality Management System (QMS) and has achieved corporate-wide ISO accreditation. For more information, visit www.geoeye.com.
Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995
This release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Securities Exchange Act of 1934, as amended. These forward-looking statements involve known and unknown risks and uncertainties. GeoEye’s actual financial and operational results could differ materially from those anticipated. Additional information regarding these risk factors and uncertainties is described more fully in the Company’s SEC filings. A copy of all SEC filings may be obtained from the SEC’s EDGAR web site, www.sec.gov, or by contacting: William L. Warren, Senior Vice President, General Counsel and Corporate Secretary, at 703-480-5672.
# # #